EXHIBIT 99.1

Press Release Issued by Two Rivers Water & Farming Company and GrowCo, Inc.

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Two Rivers Properties Begin Rent Revenue

Two Rivers to Re-emphasize Development of Water Assets

DENVER, Colorado – January 19, 2017 – Two Rivers Water & Farming Company (“Two Rivers” OTCQB: TURV) announced today that GrowCo Partners 1, LLC (“GCP1”) began accruing rent on 52,500 sq ft of its GCP1 greenhouse property as of December 1, 2016.  Two Rivers is a 50% owner of GCP 1 and owns 50% of each greenhouse property constructed until GrowCo goes public, which is expected in early 2018.  Additionally, GrowCo, Inc. (“GrowCo”) has informed Two Rivers that it expects a second tenant to begin growing and accruing rent on the remaining 52,500 sq ft of the GCP 1 greenhouse property as of February 1, 2017.  A second greenhouse property, GrowCo Partners 2 is being constructed on the Pueblo County growing and processing campus.

Further, Two Rivers announced it intends to re-emphasize the development of its water assets in Pueblo and Huerfano County and de-emphasize farming in its overall development strategy.  Two Rivers is in on-going discussions with local communities to co-develop water assets including Two Rivers storage and surface water rights.

To concentrate on further development of its key water assets, Two Rivers intends to sell or lease its Dionisio Farm & Produce, Inc. farming assets, located on 287 acres in the Bessemer Ditch system (Pueblo County Colorado) out of the 6,180 acres that Two Rivers owns.  Two Rivers may organize its water assets in a separate entity and provide for financing through that entity in much the same manner as it has done with the GrowCo assets.

Wayne Harding, CEO of Two Rivers, remarked, “Going into 2017, we are excited about the cash flows coming online and rapid expansion of our GrowCo assets and the re-emphasis of developing our water assets.  The development of GrowCo has provided us experience on how to organize and finance our water assets in a way that maximizes our shareholder value.”

About Two Rivers

Two Rivers assembles its water assets by acquiring senior water rights including direct flow and water storage rights. In November 2012, Colorado legalized the personal use and cultivation of marijuana. As a result, Two Rivers is providing greenhouses and processing facilities for licensed marijuana growers in Colorado on land with water rights not currently used.  Two Rivers’ long term strategy focuses on the value of our water assets and how to monetize water for the benefit of its stakeholders, including communities near where our water assets are located.

About GrowCo

GrowCo was formed for constructing state-of-the-art computer-controlled greenhouses for licensed marijuana growers.  GrowCo is not a licensed marijuana grower or retailer.  GrowCo does not “touch the plant” and only provides growing infrastructure for licensed marijuana tenants.

Forward-Looking Statements

This news release contains “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Actual results could differ from those projected in any forward-looking statements due to numerous factors, including the inherent uncertainties associated with developing and acquiring land and water resources.  There can be no assurance Two Rivers or GrowCo will be able to initiate and operate its grow facilities in accordance with its business plans.  These forward-looking statements are made as of the date of this news release, and Two Rivers and GrowCo assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contact:

Wayne Harding

Two Rivers Water & Farming Company
(303) 222-1000
mailto: info@2riverswater.com